Exhibit 23.5

BDO - Pazos, López de Romana, Rodríguez S. Civil de R.L.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 22, 2016, relating to the financial statements of Perurail S.A., appearing in Amendment No.1 to the Annual Report on Form 10-K/A of Belmond Ltd. and subsidiaries for the year ended December 31, 2015 and filed with the Securities and Exchange Commission on June 23, 2016.

Pazos, López de Romana, Rodríguez S. Civil de R.L.
Lima, Perú
December 7, 2016

Countersigned by:

/s/  Liliana Córdova Mejía
Liliana Córdova Mejía
Certified Chartered Public Accountant
Register No. 01-17661